As filed with the Securities and Exchange Commission on
                         January, 2001 Registration No.

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                         FORM S-3 REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933



                            ------------------------

                                 ALOTTAFUN, INC.

                  ---------------------------------------------

               (Exact Name of Registrant As Specified in Charter)


         Delaware                                        39-1765590
         --------                                        ----------
(State or jurisdiction of                   (I.R.S. Employer Identification No.)
incorporation or organization)

         141 N. Main Street, Suite 207, West Bend, Wisconsin            53095
         ---------------------------------------------------            -----
                  (Address of principal executive offices)            (Zip Code)

       Registrant's telephone number, including area code: (262) 334-4500

                                 ---------------

                                   Copies to:

                             Michael S. Krome, P.C.
                                  8 Teak Court
                           Lake Grove, New York 11755
                                 (631) 737-8381
                                 ---------------

       Securities to be registered pursuant to Section 12(b) of the Act:

Approximate date of commencement of proposed sale to the public: from time to time after the effective date of this Registration Statement.

        If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [x]

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box [ ]

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that the Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                         ---
Subject to Completion - January  , 2001
                                 ---------------

                         CALCULATION OF REGISTRATION FEE
================================================================================
                              Proposed        Proposed
Title of          Amount      Maximum         Maximum             Amount of
Securities to     to be       Offering Price  Aggregate           Registration
Be Registered     Registered  Per Share (1)   Offering Price (1)  Fee
----------------  ----------  --------------  ------------------  ------------
Common Stock,     7,578,250       $ .07               $539,477            $240
par value $.01
per share
--------------------------------------------------------------------------------
(1) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457, based on the closing price of the Common Stock, as reported by the OTC Bulletin Board, on January 31, 2001.
--------------------------------------------------------------------------------
================================================================================
(1) The shares of common stock are being registered hereby for the account of certain shareholders of Alottafun!, Inc. No other shares of common stock are being registered pursuant to this offering. Pursuant to Rule 416, this registration statement also covers such indeterminate number of additional shares of common stock as may be issued because of future stock dividends, stock distributions, stock splits, or similar capital readjustments.

(2) Estimated solely for the purpose of calculating the filing fee pursuant to Rule 457(c) under the Securities Act of 1933.

                                7,578,250 Shares

                                 ALOTTAFUN, INC.

                                  Common Stock

         This prospectus relates to 7,578,250 shares of common stock of Alottafun!, Inc., a Delaware corporation ("Alottafun!"). These shares are offered by the selling shareholders and securityholders ("Selling Shareholders"). Alottafun! will not receive any of the proceeds from any sales of the shares. Some of the selling shareholders are entitled to acquire the shares by converting convertible notes. If the selling securityholders fully convert their convertible notes, Alottafun! will not have to repay the principal amount of the convertible notes. See "Selling Securityholders."

         The common stock is traded on the OTC Electronic Bulletin Board under the symbol "ALFN." On January 31, 2001, the last reported sale price for the common stock, as reported on the OTC Electronic Bulletin Board, was $.07 Per share. The selling shareholders may, from time to time, sell the shares at market prices prevailing on Nasdaq at the time of the sale or at negotiated prices under the terms described under the caption "Plan of Distribution."

         Price to the public: The selling shareholders may sell the common stock in one or more transactions through brokers in the over-the-counter market, in private transactions, or otherwise, at current market prices. Accordingly, sales prices will depend upon price fluctuations and the manner of sale.

         Proceeds to shareholders: Proceeds to the selling shareholders will depend upon price fluctuations and the manner of sale.

         Proceeds to Alottafun: Alottafun will not receive any of the cash proceeds from the sale of shares of common stock. The sale of the shares underlying this prospectus will have a depressive effect on the market price of our common stock.

         The last reported sale price for the common stock on January 31, 2001, as reported on the Nasdaq OTC Electronic Bulletin Board, was $.07 per share.

         THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK AND SHOULD BE CONSIDERED ONLY BY PERSONS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. SEE "RISK FACTORS" BEGINNING AT PAGE 6.

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

        This prospectus and the related registration statement filed with the Securities and Exchange Commission have been prepared at Alottafun!'s expense as required by the convertible notes. We estimate that our related expenses will be approximately $50,000. No underwriting commissions or discounts will be paid by Alottafun! in connection with this offering.

         Underwriting discount: The selling shareholders may effect such transactions by selling to or through one or more broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, brokerage commissions or similar fees in amounts which may vary from transaction to transaction. Such brokerage commissions and charges and the legal fees, if any, will be paid by the selling shareholders. Alottafun will bear all other expenses in connection with registering the shares being offered, which expenses are estimated to total approximately $30,000.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                                ----------------

AVAILABLE INFORMATION

         Alottafun is subject to informational requirements of the Securities Exchange Act of 1934. In accordance with the 1934 Act, Alottafun files reports and other information with the Securities and Exchange Commission. Such reports and other information can be inspected and copies at the Public Reference Room maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-(800)-SEC-0330 for further information on the Public Reference Room. Alottafun!'s Securities and Exchange Commission filings are also available to the public at the Securities and Exchange Commission's Internet site at http://www.sec.gov.

         Alottafun has filed a registration statement for Form SB-2 under the Securities Act of 1933, as amended, with respect to the common stock being offered. This prospectus does not contain all the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Statements contained in this prospectus concerning the provisions of documents are necessarily summaries of such documents, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents previously filed with the Commission pursuant to the 1934 Act are hereby incorporated in this prospectus by reference:

1.   Alottafun!'s  Annual Report on Form 10-KSB for the year ended  December 31,
     1999;

2. Alottafun!'s Quarterly Report on Form 10-QSB for the period ended September 30, 2000.

3.   Alottafun!'s Registration Statement on Form SB-2/A filed on September
     13, 2000.


         All documents filed by Alottafun, pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act subsequent to the date of this prospectus and prior to the termination of this offering, shall be deemed to be incorporated by reference into this prospectus. Any information incorporated by reference shall be modified or superseded by any information contained in this prospectus or in any other document filed later with the Commission, which modifies or supersedes such information. Any information that is modified or superseded shall become a part of this prospectus as the information has been so modified or superseded.

         We will provide without charge to each person to whom a prospectus is delivered, upon written or oral request of such person, a copy of any and all of the information that has been incorporated by reference in this prospectus (excluding exhibits unless such exhibits are specifically incorporated by reference into such documents). Please direct such requests to Michael Porter, 141 N. Main Street, Suite 207, West Bend, Wisconsin 53095, telephone number
(262) 334-4500.

                        ---------------------------------

CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

         This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended. Forward-looking statements include the information concerning possible or assumed future results of operations of Alottafun and its subsidiaries. Also, when we use words such as "believes," "expects," "anticipates," or similar expressions, we are making forward-looking statements. Prospective investors should note that many factors, some of which are discussed elsewhere in this documents and in the exhibits, could affect the future financial results of Alottafun and its subsidiaries and could cause the results to differ materially from those expressed in our forward-looking statements contained in this document or the exhibits. These factors include the following:

     -    Operating, legal and regulatory risks;
     - Economic, political and competitive forces affecting our financial services business; and
     - The risk that our analysis of these risks and forces could be incorrect and/or that the strategies developed to address them could be unsuccessful.

         The accompanying information contained in this prospectus, as well as in Alottafun!'s 1934 Act filings, identifies important additional factors that could adversely affect actual results and performance. Prospective investors are urged to carefully consider such factors.

         All forward-looking statements attributable to Alottafun are expressly qualified in their entirety by the foregoing cautionary statements.


                               PROSPECTUS SUMMARY
Our Business

         We were originally established on August 15, 1993 as a distributor, and marketer of collectible toys and candy products for children between the ages of three and twelve years old. We have marketed products that include tea sets, games, puzzles, books, plush toys, purses, ride-on cars, and unique surprise boxes that contain gum and candy, collectible toys, trading cards, milk caps
(pogs), comic strips, tattoos, stickers, and various promotional inserts. Alottafun has not generated sufficient revenues in the last two years to fund its ongoing operations and has sustained substantial losses since its inception and we do not expect to become profitable until 2001. Accumulated losses to date are approximately $5,200,000 as of September 30, 2000, and there is substantial doubt about our ability to continue as a going concern.

         In May 1999, Alottafun joint ventured with E-Commerce Fulfillment, LLC. which has a contract with M.W Kasch, an independent U.S. toy distributor, to launch an e-commerce Internet portal called TOYPOP.COM. The Joint venture was owned 33.3% by E-Commerce Fulfillment and 67.7% by Alottafun, Inc. E-Commerce Fulfillment (ECF) was a wholly owned by Jeffrey C. Kasch, President of M.W. Kasch Company. ECF's responsibilities and obligations included selling toy products to the joint venture, at prices which do not exceed the prices charged to ECF's typical customers. ECF provided its products based on regular availability. ECF also merchandised toys on the Web site and made decisions as to which toys to highlight as special buys, to promote, or present as a `hot' toy. M.W. Kasch Company warehoused and provided fulfillment to ECF. The relationship between M.W. Kasch Company and ECF was exclusive as far as ECF was concerned, but not exclusive with regard to M.W. Kasch. M.W. Kasch was free to sell any and all other retailers, electronic or otherwise. The role of Alottafun was to manage marketing strategies, and to provide the electronic mediums for the sale, customer support, and fulfillment of products that the joint venture purchases.

         The company launched a toy and related products e-commerce Internet portal called MRABA.COM, in May, 2000. This site is directed toward providing an overwhelming need within the Toy Industry for a b2b community devoted to addressing more efficient dealings between manufacturers, distributors, and retailers. The toy industry represented the fastest growing segment of online sales during the last quarter of 1999. According to Media Metrix, an Internet market research firm, online toy commerce is expected to generate $1.5 billion in sales by 2003.

         On February 28, 2000, M. W. Kasch gave notice to us that effective March 28, 2000 our agreement with them was terminated. This followed the shutdown of our TOYPOP site on February 10, 2000 at which time we sought to remake the site into a channel in the new MRABA internet initiative. Sales of toy products through the TOYPOP site amounted to $16,506 during the Holiday selling season, primarily due to the lack of marketing and the limited availability of the better selling toy products that was available through M. W. Kasch. Insufficient working capital was available to us to exploit the selling season opportunity presented by our opening of TOYPOP. Despite, this setback that included M W. Kasch withdrawing from our joint venture, we are optimistic that TOYPOP can be made a viable internet retail portal through a reorganization and restructuring within our MRABA internet opportunity.

As a process of developing the MRABA.com site, we developed a sophisticated software system called e-Logic. The e-Logic system is a web-based application developed for companies to provide integrated, real-time information for all aspects of a companies back office operations, including everything from order entry and processing through inventory tracking and cost accounting. We have initially entered into an agreement with Kamino International Transport, Inc., a New York based transportation and logistics company to provide the e-Logic System to their client base.

In December, 2000, we entered into a series of discussions to acquire 4 tire recycling companies and a logistics company, allowing us to expand our technology expertise into a fast growth industry. These transactions have not yet been completed. There is always the possibility that the transaction will not occur. The Company feels that it will complete the transactions in the future.

         Alottafun!'s growth strategy will focus on the following:

1.   Expand our technology expertise into the scrap tire business.

2.   Market and expand the e-Logic software system.

3. Expand and develop the MRABA.COM site to help implement a business to business interaction between retailers and manufacturers.


                                  THE OFFERING

         Common stock offered by selling shareholders           7,578,250 shares

         Common stock outstanding prior to the offering        23,428,114 shares

         Common stock to be outstanding after the offering     23,428,114 shares



         Nasdaq BB LISTING Market symbol....  ALFN


                                  RISK FACTORS

         You should carefully consider the risks described below before making a decision to invest in ALOTTAFUN. Our business, financial condition and results of operations could be adversely affected by these risks. You should be able to bear a complete loss of your investment.

The Toy Industry Is Highly Competitive.

         The toy industry is highly competitive. Many of our competitors have certain competitive advantages over us that include greater financial resources, longer operating histories, strong name recognition; greater sales and marketing and product development capabilities, and significant economies of scale.

         In addition, the toy industry has no significant barriers to entry. Competition is based primarily on the ability to design and develop new toys, to procure licenses for popular characters and trademarks and to successfully market products. Many of our prospective competitors offer similar products or alternatives to our products. We cannot provide assurance that we will be able to obtain adequate shelf space in retail stores to support our new or existing products or to expand our products and product lines or that we will be able to continue to compete effectively against our competitors.

We May Not Be Able To Manage Our Planned Rapid Growth.

         We expect to grow rapidly in the future. As a result, comparing our period-to-period operating results may not be meaningful and results of operations from prior periods may not be indicative of future results.

         Our growth strategy calls for us to exploit three areas within the toy industry- a girls toy line; collectible toys and internet sales of toys. The increased demand on management may necessitate the recruitment and retention by our company of additional qualified management personnel. We cannot assure you that we will successfully recruit and retain qualified personnel or expand and manage our operations effectively and profitably.

         In addition, implementation of our growth strategy is subject to risks beyond our control, including competition, market acceptance of new products, changes in economic conditions, and our ability to finance increased levels of accounts receivable and inventory necessary to support sales growth, if any. Accordingly, we cannot assure you that our growth strategy will be implemented successfully.

A Few Customers May Account For A Large Portion Of Our Sales.

         In the early stage of our development of new products, a few customers may account for a large portion of sales. Except for receiving purchase orders for our products, we do expect to have written contracts with or commitments from any of our customers. A substantial reduction in or termination of orders from any large customer could adversely affect our business, financial condition and results of operations. In addition, pressure by a large customer seeking a reduction in prices, financial incentives, a change in other terms of sale or for our company to bear the risks and the cost of carrying inventory could also adversely affect our business, financial condition and results of operations.

We Depend On Our Key Personnel.

         Our success is largely dependent upon the experience and continued services of Michael Porter, our President and Chief Executive Officer, and David Bezalel, our Executive Vice President. We cannot assure you that we would be able to find an appropriate replacement for Mr. Porter or Mr. Bezalel if the need should arise, and any loss or interruption of Mr. Porter's or Mr. Bezalel's services could adversely affect our business, financial condition and results of operations.

         We don't maintain key-man life on Mr. Porter or Mr. Bezalel. Should either or both die, there may be serious and adverse consequences for the company. Our Business May Be Adversely Affected By Political Or Economic Developments In China.

         It is expected that all of our products will be produced by unaffiliated manufacturers in the People's Republic of China. As a result, our operations may be affected by many factors, including economic, political, governmental and labor conditions in China; the possibility of expropriation, supply disruption, currency controls and exchange fluctuations; China's relationship with the United States; and fluctuations in the exchange rate of the U.S. dollar against foreign currencies.

Loss Of China's "Most Favored Nation" Status.

         China currently enjoys "Most Favored Nation" status under United States tariff laws. China's Most Favored Nation status is reviewed annually by Congress, and the renewal of this status is subject to significant political uncertainties. The loss of China's Most Favored Nation status or the imposition of retaliatory or protectionist trade policies, such as a substantial increase in the duty on products we import into the United States from China, would adversely affect our business, financial condition and results of operation.

Imposition Of Trade Restrictions.

         China may be subject to retaliatory trade restrictions imposed by the United States under various provisions of the Trade Act of 1974. In the past, the United States has threatened the imposition of punitive 100% tariffs on selected goods and has withdrawn this threat very shortly before sanctions were to take effect. The imposition by the United States of trade sanctions and subsequent actions by China would result in manufacturing and distribution disruptions or higher costs to us which, in turn, would adversely affect our business, financial condition and results of operations.

Political Uncertainty In Hong Kong.

         We have manufacturers in Hong Kong that may not be able to timely supply us with products should there be political turmoil and uncertainty. On July 1, 1997, sovereignty over Hong Kong was transferred from the United Kingdom to China. If Hong Kong's business climate were to become less favorable as a result of the transfer of sovereignty, our business, financial condition and results of operations could be materially and adversely affected.

Political Uncertainty In Israel.

         We have manufacturers in Israel that may not be able to timely supply us with products should there be political turmoil and uncertainty. If Israel's business climate were to become less favorable as a result of political unrest or terrorism, our business, financial condition and results of operations could be materially and adversely affected.

Our Product Sales Are Subject To Seasonal And Quarterly Fluctuations.

         Our product sales will be highly seasonal, with a majority of our sales occurring between September and December, the traditional holiday season of the Toy industry. As a result, approximately 70-75% of our shipments will occur in the third and fourth quarters. This seasonality causes our quarterly operating results and working capital needs to fluctuate significantly.

Our Business Is Subject To Extensive Government Regulation And To Potential Product Liability Claims.

         Our business is subject to various laws, including the Federal Hazardous Substances Act, the Consumer Product Safety Act, the Flammable Fabrics Act and the rules and regulations promulgated under these acts. These statutes are administered by the Consumer Product Safety Commission, which has the authority to exclude from the market products that are found to be hazardous and which can require a manufacturer to repurchase these products under certain circumstances. We cannot assure you that defects in our products will not be alleged or found. Any such allegations or findings could result in:

         -        product liability claims;
         -        loss of sales;
         -        diversion of resources;
         -        damage to our reputation; and
         -        increased warranty costs;

any of which may adversely affect our business, financial condition and results of operations. There can be no assurance that our product liability insurance will be sufficient to avoid or limit our loss in the event of an adverse outcome of any product liability claim.

We Depend On Third-Party Manufacturers.

         We will depend on third parties to manufacture all our products. Although we own the tools, dies and molds used to manufacture our products, we have limited control over the manufacturing processes themselves. As a result, any difficulties encountered by the third-party manufacturers that result in product defects, production delays, cost overruns or the inability to fulfill orders on a timely basis could have a material adverse effect on our business, financial condition and results of operations.

         We do not have long-term contracts with our third-party manufacturers. Although we believe we would be able to secure other third-party manufacturers to produce our products as a result of our ownership of the tools, dies and molds used in the manufacturing process, our operations would be adversely affected if we lost our relationship with any of our current suppliers or if our current suppliers' operations or sea or air transportation with our China-based manufacturers were disrupted or terminated even for a relatively short period of time. Our tools, dies and molds are located at the facilities of our third-party manufacturers. Accordingly, significant damage to these facilities could result in the loss of or damage to a material portion of our tools, dies and molds, in addition to production delays while new facilities were being arranged and replacement tools, dies and molds were being produced. We do not maintain an inventory of sufficient size to provide protection for any significant period against an interruption of supply, particularly if we were required to utilize alternative sources of supply.

         Although we do not purchase the raw materials used to manufacture our products, we are potentially subject to variations in the prices we pay our third-party manufacturers for products, depending on what they pay for their raw materials.

Future Business Acquisitions.

         The Company is engaging in preliminary talks, through various consultants, to make acquisitions outside its current business, such as tire recycling. If such acquisitions do occur, it is the intention of the Company to change the name of the Company and the business focus of the Company. Tire recycling business is volatile. There is no assurance that we will be successful in operating in this field.


The Market Price Of Our Common Stock Will Be Volatile.

         Market prices of the securities of toy companies are often volatile. The market price of our common stock will be affected by many factors, including:

          -    fluctuations in our financial results;

          - the actions of our customers and competitors (including new product line announcements and instructions);

          -    new regulations affecting foreign manufacturing;

          -    other factors affecting the toy industry in general; and

          -    sales of our common stock into the public market.

         In addition, the stock market periodically has experienced significant price and volume fluctuations which may have been unrelated to the operating performance of particular companies. The registration of these shares will have a depressive effect on the market price of our common stock.

Future Sales Of Our Shares Could Adversely Affect Our Stock Price.

         As of January 1, 2001, there were 23,425,114 shares of our common stock outstanding. An additional 26,025,000 shares of our common stock are issuable upon the conversion of our convertible preferred stock and upon the exercise of currently exercisable warrants and options. If all these shares were issued, we would have 54,710,614 shares of our common stock outstanding. Of this, 20,000,000 are shares that may be obtained from the conversion of the convertible preferred stock that requires the company to first obtain sales of $5 million and $10 million, respectively.


Our Management Exercises Substantial Control Over Our Business.

         As of January 1, 2001, our directors and executive officers beneficially own upon conversion of stock options, in the aggregate, 6,521,407 shares of our common stock, representing approximately 47.7% of common stock outstanding. In addition, the Series A Preferred Stock held by Mr. Porter and Mr. Bezalel has the right to cast 25 votes per share on all matters submitted to the vote of other holders of Common Stock. The Series A Preferred Stock was issued to Mr. Porter and Mr. Bezalel, the Company's founders, to assure complete and unfettered control of the Company by its founders during its formative stages. The issuance of the Series A Preferred Stock constitute and anti-takeover device since the approval of any merger or acquisition of the Company will be completely dependent upon the approval of Mr. Porter and Mr. Bezalel.

         Each share of the Series A Preferred Stock is convertible into 10 shares of the Company's Common Stock at any time by the election or either Mr. Porter or Mr. Bezalel. If either Mr. Porter or Mr. Bezalel elect to convert the Series A Preferred Stock into Common Stock, their relative ability to control the affairs of the Company would be reduced because upon conversion the Common Stock, which replaces the Preferred Stock, would only have one (1) per share as opposed to 25 votes per share.

In Our Operating History, We May Not Be Able To Successfully Manage Our Business To Achieve Profitability.

         We may not be able to grow our business as planned or ever become a profitable business. We began the most recent phase of our commercial operations that includes the MRABA web network in January 2000. Because of this very limited operating history, there are no meaningful financial results which you can use to evaluate the merits of making an investment in us. Accordingly, investment decisions must be made based on our business prospects. Our business prospects are subject to all the risks, expenses and uncertainties encountered by any new venture. We also face the risks inherent in operating in the rapidly evolving markets for Internet products and services. If we are unable to successfully address these risks or grow our business as planned, the value of our common stock will be diminished.

Because Our Operating Expenses And Capital Expenditures Will Outpace Our Revenues, We Will Incur Significant Losses In The Near Term.

         We expect to incur significant operating expenses and make relatively high capital expenditures as we develop our MRABA Internet business. These operating expenses and capital expenditures will initially outpace revenues and result in significant losses in the near term. We may never be able to reduce these losses. We have generated nominal revenues since 1993 and have incurred an aggregate net loss of approximately $5,800,000 during the period from our inception to September 30, 2000.

The Report Of Our Independent Accountants Contains A Going Concern Qualification Which States That We May Not Be Able To Continue Our Operations.

         Our independent certified public accountants' report for the last fiscal year ended December 31, 1999 contains an explanatory paragraph. This paragraph states that our limited working capital position raises substantial doubt about our ability to continue as a going concern.

Because Our Executive Officers Lack Significant Management Experience In The Internet, We May Not Be Able To Effectively Manage Our Growth.

         The growth of our business may place a significant strain on our management team and we may not be able to effectively manage our growth. None of our executive officers has significant experience in managing a internet company or overseeing such a company's rapid growth.

This Prospectus Contains Forward-Looking Statements. These Statements May Prove To Be Inaccurate.

         Some  of  the  statements  in  this   prospectus  are   forward-looking
statements  that  involve  risks  and   uncertainties.   These   forward-looking
statements include statements about our plans, objectives, expectations, intentions and assumptions that are not statements of historical fact. You can identify these statements by the following words:

         "may," "plans," "will," "expects," "should," "believes," "estimates," "intends" and similar expressions. We cannot guarantee our future results, performance or achievements. Our actual results and the timing of corporate events may differ significantly from the expectations discussed in the forward-looking statements. You are cautioned not to place undue reliance on any forward-looking statements.

USE OF PROCEEDS

         The Company will not receive any proceeds from this registration. All the Selling Shareholder's will have the opportunity to sell their registered shares after the effective date of this registration statement become effective.


                                    DILUTION

         A company's net tangible book value is equal to its total tangible assets minus its total liabilities. A company's net tangible book value per share is calculated by dividing its net tangible book value, by the total number of shares of common stock outstanding. As of September 30, 2000, we had a net tangible book value of ($354,388), or approximately ($0.03) per share of common stock.

         There is no dilution upon the registration of the shares of the Selling Shareholders.



SELLING SHARHOLDERS and SECURITY HOLDERS

         Except as otherwise indicated, the following table sets forth certain information regarding the beneficial ownership of our common stock as of January 1, 2001 by the shareholders of the Company who are offering securities pursuant to this prospectus. Beneficial ownership includes shares for which an individual, directly or indirectly, has or shares, voting or investment power or both. All of the listed persons have sole voting and investment power over the shares listed opposite their names unless otherwise indicated in the notes below. None of the Selling Shareholders has been an officer, or held any other material relationship with Alottafun or its affiliates or predecessors within the last three years. We will receive no proceeds from the sale of these shares.

                                    Number of                 % of shares
         Name                     shares offered              Outstanding
         ----                     --------------              -----------
Thomas Narekian                        70,000                 .002
Thomas Narekian, Jr.                   57,000                 .001
Stephan Happas(3)                     600,000                 .021
Steven Donnelly                       193,750                 .007
Gregory Boyd                           30,000                 .001
Anita Harrington                       30,000                 .001
Michael Petrilli                       60,000                 .002
Larry Petrilli                         60,000                 .002
Harry & Beverly Oxford                 25,000                 .0008
Jeff Hull(1)                           75,000                 .002
Chris Nguyen                          150,000                 .005
W.J. Manion                           250,000                 .008
Clay Realty, Inc.(2)                4,000,000                 .139
Hornblower & Weeks(1)                 740,000                 .025
Don Aue(1)                             40,000                 .001
Jacob Perl(1)                         330,000                 .012
Michele Carew(1)                      200,000                 .006
Bruce Lipshitz(1)                     175,000                 .006
Herman Heinlein(1)                    400,000                 .014
James Hohrine(1)                        2,500                 ----
Mike Ferrara(1)                        20,000                 ----
Joseph Grinbaum(1)                     20,000                 ----
Frank Teresa                           50,000                 .002

                  Total:            7,578,250
                  -----             ---------

          (1)  Represents shares issued in exchange for services.

          (2)  Includes   250,000  Shares  issued  in  connection  with  penalty
               provisions of Loan Agreement.

          (3) Represents shares issued in exchange for services and settlement of debt.



DESCRIPTION OF SECURITIES

GENERAL

         Our authorized capital stock consists of 50,000,000 shares of common stock, $.01 par value per share, and 5,000,000 shares of preferred stock, $.0001 par value per share. Upon consummation of this offering, there will be 23,428,114 shares of common stock and 2,000,000 shares of preferred stock outstanding. The Company is contemplating amending its certificate of Incorporation to increase its authorized shares, based upon an affirmative vote of shareholders.


COMMON STOCK

         The authorized capital stock consists of 50,000,000 shares of common stock, $.01 par value ("Common Stock"), and 5,000,000 of preferred stock, $.0001 par value ("Preferred Stock"), issuable in series. The following description of our capital stock does not purport to be complete and is subject to and qualified in its entirety by our Certificate of Incorporation and Bylaws, which are included as exhibits to this registration statement and by the provisions of applicable Delaware law.

         As of January 3, 2001, there were 23,428,114 shares of Common Stock outstanding, held of record by approximately 200 stockholders. In addition, as of September 30 2000, there were 5,575,000 shares of Common Stock subject to outstanding options.

         The holders of Common Stock are entitled to one vote per share for the selection of directors and all other purposes and do not have cumulative voting rights. However, Mr. Porter and Mr. Bezalel, through their holdings of the voting Preferred Stock, control the affairs of the Company, including the election of directors. The holders of Common Stock are entitled to receive dividends when, as, and if declared by the Board of Directors, and in the event of the liquidation by the Company, to receive pro-rata, all assets remaining after payment of debts and expenses and liquidation of the preferred stock. Holders of the Common Stock do not have any pre-emptive or other rights to subscribe for or purchase additional shares of capital stock, no conversion rights, redemption, or sinking-fund provisions. In the event of dissolution, whether voluntary or involuntary, of the Company, each share of the Common Stock is entitled to share ratably in the assets available for distribution to holders of the equity securities after satisfaction of all liabilities. All the outstanding shares of Common Stock are fully paid and non-assessable.

PREFERRED STOCK

         The Board of Directors of the Company (without further action by the shareholders), has the option to issue from time to time authorized un-issued shares of Preferred Stock and determine the terms, limitations, residual rights, and preferences of such shares. The Company has the authority to issue up to 5,000,000 shares of Preferred Stock pursuant to action by its Board of Directors. As of the date of this registration statement, the Company has outstanding 2,000,000 shares of Series A Preferred Stock. One million of these shares are held by Mr. Porter and the other one million are held by Mr. Bezalel. Each share of the Series A Preferred Stock has the right to cast 25 votes per share on each and any matter on which the Common Stock is entitled to vote. Accordingly, Mr. Porter and Mr. Bezalel are able to control the affairs and operations of the Company including, but not limited to, election of directors, sale of assets or other business opportunities. The Series A Preferred Stock has no dividend rights, redemption provisions, sinking fund provisions or preemptive rights. However, the Series A Preferred Stock holders have the right to convert each share of Series A Preferred Stock into ten (10) shares of the Company's Common Stock based upon the following targets. Each one-half (1/2) share of Series A Preferred Stock is convertible into five (5) shares of Common Stock at such time as the Corporation generates $5,000,000 of annual revenues in any twelve month period. Each remaining one half (1/2) share of Series A Preferred Stock is convertible into an additional five (5) shares of Common Stock at such time as the Corporation generates $10,000,000 in annual revenues in any twelve month period.

         In the future, the Board of Directors of the Company has the authority to issue additional shares of Preferred Stock in series with rights, designations and preferences as determined by the Board of Directors. When any shares of Preferred Stock are issued, certain rights of the holders of Preferred Stock may affect the rights of the holders of Common Stock. The authority of the Board of Directors to issue shares of Preferred Stock with characteristics which it determines (such as preferential voting, conversion, redemption and liquidation rights) may have a deterrent effect on persons who might wish to take a takeover bid to purchase shares of the Company at a price, which might be attractive to its shareholders. However, the Board of Directors must fulfill its fiduciary obligation of the Company and its shareholders in evaluating an takeover bid.

CERTAIN PROVISIONS OF THE CERTIFICATE OF INCORPORATION AND BYLAWS

         The Company's Certificate of Incorporation provides that no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director except as limited by Delaware law. The Company's Bylaws provide that the Company shall indemnify to the full extent authorized by law each of its directors and officers against expenses incurred in connection with any proceeding arising by reason of the fact that such person is or was an agent of the corporation.

         Insofar as indemnification for liabilities may be invoked to disclaim liability for damages arising under the Securities Act of 1933, as amended, or the Securities Act of 1934, (collectively, the "Acts") as amended, it is the position of the Securities and Exchange Commission that such indemnification is against public policy as expressed in the Acts and are therefore, unenforceable.

DELAWARE ANTI-TAKEOVER LAW AND OUR CERTIFICATE OF INCORPORATION AND BYLAW PROVISIONS

         Provisions of Delaware law and our Certificate of Incorporation and Bylaws could make more difficult our acquisition by a third party and the removal of our incumbent officers and directors. These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of the Company to first negotiate with us. We believe that the benefits of increased protection of our ability to negotiate with proponent of an unfriendly or unsolicited acquisition proposal outweigh the disadvantages of discouraging such proposals because, among other things, negotiation could result in an improvement of their terms.

         We are subject to Section 203 of the Delaware General Corporation Law, which regulates corporate acquisitions. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date the person became an interested stockholder, unless:

          - the Board of Directors approved the transaction in which such stockholder became an interested stockholder prior to the date the interested stockholder attained such status;

          - upon consummation of the transaction that resulted in the stockholder's becoming an interested stockholder, he or she owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers; or

          - on or subsequent to such date the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders.

         A "business combination" generally includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. In general, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status, did own, 15% or more of the corporation's voting stock.

DIVIDENDS

         The Company has not paid any cash dividends on its common or preferred stock and does not anticipate paying any such cash dividends in the foreseeable future. Earnings, if any, will be retained to finance future growth. The Company may issue shares of its common stock and preferred stock in private or public offerings to obtain financing, capital or to acquire other businesses that can improve the performance and growth of the Company. Issuance and or sales of substantial amounts of common stock could adversely affect prevailing market prices in the common stock of the Company.

TRANSFER AGENT

     The transfer agent for the Company is: Manhattan Transfer Registrar Company of Lake Ronkonkoma, New York.


SHARES ELIGIBLE FOR FUTURE SALE

         As of the date of this Prospectus, the Company had outstanding 23,428,114 shares of its Common Stock. Of this amount, 7,578,250 shares of Common Stock are being registered on behalf of the Selling Shareholders. Of these shares, the 7,578,250 shares of Common Stock sold in this offering will be freely tradable without restriction or limitation under the Securities Act, except for any shares purchased by "Affiliates" or persons acting as "Underwriters" as these terms are defined under the Securities Act.

         The 7,903,911 shares of Common Stock held by existing shareholders are "Restricted" within the meaning of Rule 144 adopted under the Securities Act (the "Restricted Shares"), and may not be sold unless they are registered under the Securities Act or sold pursuant to an exemption from registration, such as the exemptions provided by Rule 144 and Rule 701 promulgated under the Securities Act. The Restricted Shares were issued and sold by the Company in private transactions in reliance upon exemptions from registration under the Securities Act and may only be sold in accordance with the provisions of Rule 144 or Rule 701 of the Securities Act.

         In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, any person (or persons whose shares are aggregated), including an affiliate, who has beneficially owned shares for a period of at least one year is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

         (1)      1% of the then-outstanding shares of common stock; and

         (2) the average weekly trading volume in the common stock during the four calendar weeks immediately preceding the date on which the notice of such sale on Form 144 is filed with the Securities and Exchange Commission.

         Sales under Rule 144 are also subject to provisions relating to notice and manner of sale and the availability of current public information about us. In addition, a person (or persons whose shares are aggregated) who has not been an affiliate of us at any time during the 90 days immediately preceding a sale, and who has beneficially owned the shares for at least two years, would be entitled to sell such shares under Rule 144(k) without regard to the volume limitation and other conditions described above. While the foregoing discussion is intended to summarize the material provisions of Rule 144, it may not describe all of the applicable provisions of Rule 144, and, accordingly, you are encouraged to consult the full text of that Rule.

         In addition, our employees, directors, officers, advisors or consultants who were issued shares pursuant to a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701, which permits non-affiliates to sell their Rule 701 shares without having to comply with the public information, holding period, volume limitation or notice provisions of Rule 144, and permits affiliates to sell their Rule 701 shares without having to comply with Rule 144's holding period restrictions, in each case commencing 90 days after the date of this prospectus.

         The possibility of future sales by existing stockholders under Rule 144 or otherwise including the sale of 5,001,383 shares registered under the Securities Act pursuant to this prospectus, will, in the future, have a depressive effect on the market price of our Common Stock, and such sales, if substantial might also adversely affect the Company's ability to raise additional capital. See "Description of Securities" and "Plan of Distribution."


                              PLAN OF DISTRIBUTION

         Alottafun is registering the shares on behalf of the selling shareholders. Selling shareholders include donees and pledgees selling shares received from a named selling shareholder after the date of this prospectus. All costs, expenses and fees in connection with the registration of the shares offered by this prospectus will be borne by Alottafun. Brokerage commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by the selling shareholders.

         Sales of shares may be effected by selling shareholders from time to time in one or more types of transactions (which may include block transactions) on Nasdaq, in the over-the-counter market, in negotiated transactions, through put or call options transactions relating to the shares, through short sales of shares, or a combination of such methods of sale, at market prices prevailing at the time of sale, or at negotiated prices. Such transactions may or may not involve brokers or dealers.

         The selling shareholders have advised Alottafun that they have not entered into any agreements, understandings or arrangements with any underwriters or brokers-dealers regarding the sale of their securities. In addition, there is not an underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling shareholders.

         The selling shareholders may effect such transactions by selling shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling shareholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both. The compensation paid as to a particular broker-dealer might be in excess of customary commissions.

         The selling shareholders and any broker-dealers that act in connection with the sale of shares might be deemed to be underwriters within the meaning of
Section 2(11) of the Securities Act. And, any commissions received by such broker-dealers and any profit on the resale of the shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act.

         Because selling shareholders may be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act, the selling shareholders will be subject to the prospectus delivery requirements of the Securities Act. Alottafun has informed the selling shareholders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market.

         Upon Alottafun being notified by a selling shareholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Act. The supplement shall disclose (1) the name of each such selling shareholder and of the participating broker-dealer(s), (2) the number of shares involved, (3) the price at which such shares were sold, (4) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (5) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and (6) other facts material to the transaction. In addition, upon Alottafun being notified by a selling shareholder that a donee or pledgee intends to sell more than 500 shares, a supplement to this prospectus will be filed.


                       WHERE YOU CAN FIND MORE INFORMATION

         We will continue to file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings will be available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. These documents are also available at the public reference rooms at the SEC's regional offices in New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

         We have filed a registration statement on Form SB-2 under the Securities Act of 1933 with the SEC. This prospectus is part of that registration statement and, as permitted by the SEC's rules, does not contain all of the information included in the registration statement. For further information about us and our common stock, you may refer to the registration statement and its exhibits and schedules. You can review and copy these documents at the public reference facilities maintained by the SEC or on the SEC's web site as described above.

         This prospectus may contain summaries of contracts or other documents. If you would like complete information about a contract or other document, you should read the copy filed as an exhibit to the registration statement.

                                  LEGAL MATTERS

         Legal matters in connection with this offering are being passed upon by the law firm of Michael S. Krome, P.C. Michael S. Krome, P.C. was the owner of 300,000, paid in exchange legal services performed in connection with this registration statement and other general corporate matters.

                                     EXPERTS

         The financial statements included in this prospectus and in the registration statement have been audited by Pender Newkirk and Company, independent certified public auditors, to the extent and for the period set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance upon such report, given upon the authority of Pender Newkirk and Company, as experts in auditing and accounting. This report contains an explanatory paragraph indicating substantial doubt about our ability to continue as a going concern.



You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus.

         TABLE OF CONTENTS
                                               Page
                                               ----
Prospectus Summary...........................
Summary Financial Information................
Risk Factors.................................
Forward-Looking Information..................
Use of Proceeds..............................
Dilution.....................................
Selected Financial Data......................
Management's Discussion and
Analysis of Financial Condition
and Results of Operations....................
Business.....................................
Management...................................
Security Ownership of Certain
Beneficial Owners and Management.............
Selling and Principal Shareholders...........
Certain Transactions.........................
Description of Securities....................
Shares Eligible for Future Sale..............
Plan of Distribution.........................
Legal Matters................................
Experts......................................
Financial Statements.........................

Until January ___, 2001, all dealers that effect transaction in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions

                                ALOTTAFUN, INC.

                                ----------------
                                   PROSPECTUS
                                ----------------

                                ----------------


                               January   , 2001

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution
         -------------------------------------------

                  The following table sets forth the expenses, other than the underwriting discounts and commissions, paid or payable by the Registrant in connection with the distribution of the securities being registered. All amounts are estimates except the SEC registration fee, the NASD filing fee and the Nasdaq National Market listing fee.

      Securities and Exchange Commission registration fee........      $240
      Accounting fees and expenses...............................   $10,000
      Legal fees and expenses....................................   $25,000
      Printing and engraving expenses............................   $ 2,500
      Blue Sky fees and expenses (including legal fees)..........   $ 2,500
              TOTAL..............................................   $40,240
                                                                    =======

Item 14. Indemnification of Directors and Officers.
         -----------------------------------------

                  Limitation of Liability and Indemnification matters


                  The Registrant's certificate of incorporation limits the liability of the Registrant's directors to the maximum extent permitted by Delaware law. Delaware law provides that a director of a corporation will not be personally liable for monetary damages for breach of that individual's fiduciary duties as a director except for liability for (1) a breach of the director's duty of loyalty to the corporation or its stockholders, (2) any act or omission not in good faith or that involves intentional misconduct or a knowing violation of the law, (3) unlawful payments of dividends or unlawful stock repurchases or redemptions, or (4) any transaction from which the director derived an improper personal benefit.

                  This limitation of liability does not apply to liabilities arising under federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

                  The  Delaware   General   Corporation   Law  provides  that  a
corporation may indemnify directors and officers, as well as other employees and individuals, against attorneys' fees and other expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person was or is a party or is threatened to be made a party by reason of such person being or having been a director, officer, employee or agent of the corporation. The Delaware General Corporation Law provides that this is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

                  The Registrant's certificate of incorporation and bylaws provide that the Registrant is required to indemnify its directors and officers to the maximum extent permitted by law. The Registrant's bylaws also require the Registrant to advance expenses incurred by an officer or director in connection with the defense of any action or proceeding arising out of that party's status or service as a director or officer of the Registrant or as a director, officer, employee benefit plan or other enterprise, if serving as such at the
Registrant's request. The Registrant's bylaws also permit the Registrant to secure insurance on behalf of any director or officer for any liability arising out of his or her actions in a representative capacity. The Registrant intends to enter into indemnification agreements with its directors and some of its officers containing provisions that (1) indemnify, to the maximum extent permitted by Florida law, those directors and officers against liabilities that may arise by reason of their status or service as directors or officers except liabilities arising from willful misconduct of a culpable nature, (2) to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and (3) to obtain directors' and officers' liability insurance if maintained for other directors or officers.

                  The Registrant's predecessor limited liability company had liability insurance for its management committee members and officers and the Registrant intends to obtain directors' and officers' liability insurance for its directors and officers.

                  Reference is also made to the Underwriting Agreement to be filed as Exhibit 3(g) to the Registration Statement for information concerning the underwriters' obligation to indemnify the Registrant and its officers and directors in certain circumstances.

Item 15. Recent Sales of Unregistered Securities.
         ---------------------------------------

                  The following information describes sales of unregistered securities by the Registrant since September 30, 1999.
                                   ------------------

Recent Sales of Unregistered Securities

         For the 12 months ended, December 31, 1999, we raised approximately $205,000 through the sale of 3,675,750 shares of our Common Stock to approximately 11 unaffiliated investors. We relied upon Rule 504 of Regulation D and Section 4(2) for the issuance of these securities.

         In connection with the execution of their employment agreements in January, 1999, Mr. Porter and Mr. Bezalel were each granted options to acquire up to 2,500,000 shares of the Common Stock at an exercise price of $.15 per share. In addition, Mr. Couture was granted an option to acquire 500,000 shares of the Common Stock also at an exercise price of $.15. We relied upon Section 4(2) for the issuance of these securities. See "Executive Compensation Employment Agreements".

         In April, 1999, Mr. Porter agreed to transfer 325,000 shares of Alottafun! Common Stock he owns to an unaffiliated party as part of an agreement to satisfy obligations of Alottafun! he personally assumed in 1996. The resale of these shares in satisfaction of this indebtedness pursuant to Rule 144 may have an adverse effect on the market price of our Common Stock.

         In January, 2001, we issued an aggregate of 1,000,000 shares of our restricted Common Stock to Couture & Company in connection with consulting services. We relied upon Section 4(2) for the issuance of these securities. See "Certain Relationships and Related Transactions".

         In January, 2001 We have agreed to issue a total of 550,000 shares to our outside general corporate counsel for legal services. We relied upon Section 4(2) for the issuance of these securities.

     We have 10,000,000 of our Common Stock reserved for issue under our Stock Option Plan.

     In February 1999, Mr. Porter and Mr. Bezalel entered into a stockholders agreement with Alottafun! in connection with issuance of 1,000,000 shares each to Mr. Porter and Mr. Bezalel of Series A Voting Preferred Stock. These shares were issued for nominal consideration. We relied upon Section 4(2) for the issuance of these securities. See "Description of Securities - Preferred Stock".

     In addition, we have issued 4,557,500 shares of Common Stock to certain of our stockholders for the period of January 1, 2000 through December 31, 2000, which are being registered hereunder as set forth in the following table:

                                    Number of                 % of shares
         Name                    shares offered               Outstanding
         ----                    --------------               -----------
Thomas Narekian                        70,000                 .002
Thomas Narekian, Jr.                   57,000                 .001
Stephan Happas(3)                     600,000                 .021
Steven Donnelly                       193,750                 .007
Gregory Boyd                           30,000                 .001
Anita Harrington                       30,000                 .001
Michael Petrilli                       60,000                 .002
Larry Petrilli                         60,000                 .002
Harry & Beverly Oxford                 25,000                 .0008
Jeff Hull(1)                           75,000                 .002
Chris Nguyen                          150,000                 .005
W.J. Manion                           250,000                 .008
Clay Realty, Inc.(2)                4,000,000                 .139
Hornblower & Weeks(1)                 740,000                 .025
Don Aue(1)                             40,000                 .001
Jacob Perl(1)                         330,000                 .012
Michele Carew(1)                      200,000                 .006
Bruce Lipshitz(1)                     175,000                 .006
Herman Heinlein(1)                    400,000                 .014
James Hohrine(1)                        2,500                 ----
Mike Ferrara(1)                        20,000                 ----
Joseph Grinbaum(1)                     20,000                 ----
Frank Teresa                           50,000                 .002

                  Total:            7,578,250
                  -----             ---------

          (1)  Represents shares issued in exchange for services.
          (2) Includes 250,000 Shares issued in connection with penalty provisions of Loan Agreement
          (3) Represents shares issued in exchange for services and settlement of debt.

For all such transactions, the Company relied upon Sections 4(2) and 3(b) of the Securities Act of 1933 as an exemption available from the registration requirements of Section 5 of the Securities Act of 1933 for transactions by an issuer not involving a public offering. Each person receiving options or shares represented that such person was acquiring interest for investment purposes only.

Item 16. Exhibits and Financial Statement Schedule.
         -----------------------------------------

         (a)      The following documents are filed as part of this report:

                    (1)(2)  CONSOLIDATED   FINANCIAL  STATEMENTS  AND  FINANCIAL
                    STATEMENT SCHEDULES. A list of the Consolidated Financial Statements filed as part of this Report is set forth in Item 8 and appears at Page F-1 of this Report; which list is incorporated herein by reference. The Financial Statement Schedules and the Report of Independent Auditors as to Schedules follow the Exhibits.

         (b)      (3) EXHIBITS.



     All of the items below are incorporated by reference to the Registrant's General Form 10-SB and amendments for Registration of Securities as previously filed.

                       EXHIBITS AND SEC REFERENCE NUMBERS





           Number      Title of Document
           ------      -----------------

           2(a)        Certificate of Incorporation (2)
           2(b)        Plan of Merger (2)
           2(c)        Agreement and Plan of Merger (2)
           2(d)        Certificate of Merger (2)
           2(e)        Amendment to Certificate of Incorporation to Increase Authorized Shares (2)
           2(f)        ByLaws (2)
           3(a)        Amended and Restated Certificate of Designation, Preferences and Rights of
                       Preferred Stock(2)
           3(b)        Convertible Debenture Agreement by and between Alottafun! and Lampton, Inc. and GEM
                       Management Limited dated December 8, 1998 (2)
           3(c)        2% Convertible Debenture (2)
           3(d)        Warrant to Purchase Common Stock (2)
           3(e)        Escrow Agreement (2)
           3(f)        Preferred Shareholder Agreement (2)
           3(g)        Form of Subscription  Agreement for Selling Shareholders (5)
           5.1         Legal Opinion of Johnson,  Blakely, Pope, Bokor, Ruppel & Burns, P.A.(1)
           6(a)        Agreement by and between  Michael Porter and Brian Henke (2)
           6(b)        Employment  Contract with Michael Porter dated 1/22/99 (2)
           6(c)        Employment  Contract  with  David  Bezalel  dated  1/22/99  (2)
           6(d)        Employment  Contract  with  Gerald  Couture  dated  1/22/99  (2)
           6(e)        Amended  Investment  Agreement by and between  Alottafun!  and Swartz
                       Private Equity, LLC dated June 3, 1999 (4)
           6(f)        Amended Registration Rights Agreement by and between Alottafun! and Swartz Private Equity,
                       LLC dated June 3, 1999 (2)
           6(g)        Stock Option Plan of Alottafun! dated May 1999 (3)
           6(h)        Joint Venture Agreement by and between Alottafun! and E-Commerce Fulfillment, L.L.C. dated May 17, 1999 (3)
           6(i)        Agreement of Waiver dated February 7, 2000 between Alottafun and Swartz Private Equity, LLC (5)

           23.1        Consent of Pender, Newkirk & Company, C.P.A.'s, independent auditors (1)

          (1)  Filed herewith.

          (2) Filed as exhibits to Form 10-SB filed on June 9, 1999.

          (3) Filed as exhibits to Form 10-SB/A filed on September 21, 1999.

          (4) Filed as exhibits to Form 10-SB/A filed on November 2, 1999.

          (5)  Filed as exhibits to Form SB-2 filed on July 12, 2000

          (c)  Reports on Form 8-K


Item 17.      Undertakings.
              ------------

                  The undersigned registrant hereby undertakes to provide to the underwriters at the closing, specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

                  Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer, or controlling person of the Company in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

                  The undersigned registrant hereby further undertakes that:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Act");

     (ii) To reflect in the Prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereto) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

     (iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                  (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                           For  purposes  of  determining  any  liability  under
the Securities Act of 1933, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filled by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

                           For the purpose of determining  any liability  under
the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 1 to Form SB-2 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in West Bend, Wisconsin, on this day of January, 2001.


                                                     ALOTTAFUN, INC.


Date: January 31, 2001                                 By: /s/ Michael Porter
                                                     -----------------------
                                                       Michael Porter
                                                       Chief Executive Officer,
                                                       Chairman of the Board

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons, in the capacities indicated, on the dates stated.




Signature                                  Capacity                   Date
---------                                  --------                   ----


/s/ Michael Porter                   Chairman of the Board    January 31, 2001
------------------                   Chief Executive Officer,
Michael Porter                       President


/s/ David Bezalel                    Chief Operating Officer, January 31, 2001
-----------------                    Vice President and Director
David Bezalel


LEGEND TO BE INSERTED ALONG LEFT-HAND SIDE OF COVER PAGE OF PROSPECTUS:



The information in this prospectus is not complete and may be changed. Alottafun!, Inc. may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.